SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement	[ ]	Confidential, for Use of the
Commission Only (as permitted by
Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Arguss Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

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(4) Date filed: December 18, 2001.

PRELIMINARY REVISED COPY

December ___, 2001

Dear Fellow Stockholders:

Your Board of Directors is writing to urge you to reject the consent solicitation being conducted by Ronald D. Pierce and Kenneth R. Olsen and, whether or not you have previously given them your consent, to sign and return the enclosed BLUE Revocation of Consent Card on behalf of the Board of Directors of Arguss Communications, Inc. (the “Company”).

Your Board strongly opposes the efforts of Pierce and Olsen to take control of your Company.

•	Since your current management joined the Company in 1996, we believe that the Company’s financial performance has greatly improved.

•	Your management has adopted a business plan designed to assist the Company in weathering the current significant downturn in the telecommunications industry and to position the Company to participate in the industry’s recovery.

•	We believe that the business plan proposed by Pierce and Olsen offers nothing new and could endanger the Company by seeking to expand its business into sectors of the industry where some of the Company’s competitors have experienced large write-offs and losses.

•	Pierce and Olsen have no experience running a large, publicly-held company.

•	Pierce, Olsen and the only other nominee that owns Company stock have sold in the aggregate 489,550 shares of the Company’s common stock since September 14, 1999. Your Board believes that these sales raise substantial doubts regarding their long-term commitment to remain as stockholders of the Company.

•	We believe that seeking to change your Board and management while the Company is engaged in crucial and delicate negotiations with its lenders is ill-advised and not in the best interests of the Company’s stockholders.

YOUR BOARD STRONGLY OPPOSES THE SOLICITATION BY PIERCE AND OLSEN. WE URGE YOU NOT TO SIGN ANY GOLD CONSENT CARD SENT TO YOU BY PIERCE AND OLSEN AND TO SIGN AND RETURN THE BLUE REVOCATION OF CONSENT CARD CONTAINED HEREWITH.

IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR CONSENT.

WHETHER OR NOT YOU HAVE SIGNED THE GOLD CONSENT CARD, YOUR BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED AND TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON THE CARD.

ALTHOUGH SUBMITTING A REVOCATION OF CONSENT CARD WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

Thank you for your support.

Very truly yours,

The Board of Directors Arguss Communications, Inc.

If you have any questions about revoking any consent you may have previously granted or require assistance, please call:

Morrow & Co., Inc. 445 Park Avenue, 5th Floor New York, NY 10022 1-800-662-5200

2

PRELIMINARY REVISED COPY

December ___, 2001

REVOCATION OF CONSENT STATEMENT
OF
THE BOARD OF DIRECTORS OF ARGUSS COMMUNICATIONS, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY CERTAIN STOCKHOLDERS

This Revocation of Consent Statement is furnished by the Board of Directors (“us” or the “Board”) of Arguss Communications, Inc., a Delaware corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.01 per share, in connection with your Board’s opposition to the solicitation of written stockholders’ consents by Ronald D. Pierce and Kenneth R. Olsen. Pierce and Olsen are seeking to take control of the Company from your Board of Directors by: (i) removing, without cause, all of the current directors of the Company; (ii) replacing the current directors with their own nominees; and (iii) repealing any amendments to the Company’s Bylaws adopted by the current Board of Directors on or after October 1, 2001. This statement and the enclosed BLUE Revocation of Consent Card are first being mailed to stockholders on or about December      , 2001.

YOUR BOARD STRONGLY OPPOSES THE SOLICITATION BY PIERCE AND OLSEN. THE BOARD URGES YOU NOT TO SIGN ANY GOLD CONSENT CARD SENT TO YOU BY PIERCE AND OLSEN.

IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR CONSENT. WHETHER OR NOT YOU HAVE SIGNED THE GOLD CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED AND TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON THE CARD. ALTHOUGH SUBMITTING A CONSENT REVOCATION WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

If you have any questions about giving your revocation of consent or require assistance, please call:

Morrow & Co., Inc. 445 Park Avenue, 5th Floor New York, NY 10022 1-800-662-5200

DESCRIPTION OF THE PIERCE AND OLSEN PROPOSALS

As set forth in their preliminary consent solicitation materials filed with the United States Securities and Exchange Commission (the “Commission”), Pierce and Olsen are seeking to take control of the Company from your Board of Directors by:

•	removing, without cause, all of the current directors of the Company;

•	replacing the current directors with nominees selected by Pierce and Olsen; and

•	repealing any amendments to the Company’s Bylaws adopted by the current Board of Directors on or after October 1, 2001.

On November 7, 2001, the Board approved an amendment to the Company’s Bylaws increasing the ownership threshold necessary to request a special meeting of stockholders from 10% to 50% of the Company’s common stock that is issued, outstanding and entitled to vote. The Board has not adopted any other amendments to the Bylaws between October 1, 2001 and the date of this Revocation of Consent Statement.

Pierce and Olsen have indicated in their solicitation that, if elected to the Board of Directors, they and their nominees will adopt and implement a new business plan. This business plan allegedly would include, among other things: the sale or liquidation of Conceptronic, Inc., a wholly owned subsidiary of the Company; the diversification of the Company’s customer base and the deployment of its resources into new segments of the telecommunications industry; cost-cutting measures; and efforts to increase revenues.

REASONS TO REJECT THE SOLICITATION

For the reasons discussed below, your Board of Directors strongly urges you to reject Pierce and Olsen’s solicitation. We believe that the bulk of their business plan endorses initiatives already being implemented by your Board and that the balance of their business plan would place your Company at substantial risk by proposing a strategy of conducting business with more volatile and less creditworthy customers than those with which the Company works.

In the near future, we will be sending additional information to you outlining your Board’s reasons as to why you should reject Pierce and Olsen’s proposals.

THE COMPANY’S CUMULATIVE TRACK RECORD IS STRONG.

Since your management team joined the Company in 1996, when it was a fledgling business known as Conceptronic, Inc., we believe that the Company’s financial performance has greatly improved, as shown below:

•	Revenues have increased from approximately $15,653,000 in 1996 and $11,632,000 for the nine months ended September 30, 1996 to approximately $270,172,000 in 2000 and $146,688,000 for the nine months ended September 30, 2001.

•	Net income has increased from approximately $88,000 in 1996 to approximately $9,397,000 in 2000.

•	EBITDA (or earnings before interest, taxes, depreciation, amortization and non-cash stock compensation) has increased from approximately $634,000 in 1996 and $265,000 for the nine months ended September 30, 1996 to approximately $44,804,000 for 2000 and $14,334,000 for the nine months ended September 30, 2001.

•	EBITDA margins (EBITDA divided by total revenue) have increased from approximately 4.1% for 1996 and 2.3% for the nine months ended September 30, 1996 to approximately 16.6% for 2000 and 9.8% for the nine months ended September 30, 2001.

•	Cash flows from operations have increased from approximately $283,000 in 1996 and ($298,000) for the nine months ended September 30, 1996 to approximately $7,734,000 for 2000 and $21,956,000 for the nine months ended September 30, 2001.

Pierce and Olsen are proposing to replace the team that managed the Company during the period in which it achieved these results with a group of individuals whose collective ability to manage the Company’s operations is untested.

OUR STRATEGY IS DESIGNED TO PLACE THE COMPANY IN A POSITION OF STRENGTH.

The Company had its most successful year ever in 2000. The first nine months of 2001 have been characterized by a severe downturn in the telecommunications sector, where most of the Company’s customers operate. We have designed and implemented a strategy to steer the Company successfully through this downturn in the telecommunications industry and to enable the Company to profit more quickly from a turnaround in the industry. Of course, no one can assure you that profitability can be restored to the Company by either current management’s strategy or by Pierce and Olsen’s business plan.

The key elements of our strategy are:

•	To increase the amount of business that the Company does with the most established and creditworthy customers in the telecommunications industry. The Company is focusing its business on existing customers that are creditworthy and well established in the telecommunications industry. These customers include Adelphia Communications Corporation, AOL Time Warner Inc., AT&T Broadband, Inc., Charter Communications, Inc., MetroCast, Qwest Communications International, Inc., and Southwestern Bell Corp. Some of these customers have recently announced plans to increase spending on infrastructure development projects. Already, the Company has been selected to provide construction services to Adelphia Communications Corporation, Charter Communications, Inc. and MetroCast as part of those customers’ plans to upgrade their operations in the northeast region of the United States. In addition, the chief operating officer of AT&T Broadband, Inc. is reported to have stated recently that he plans to boost capital spending. The Company intends to pursue this opportunity as well. Unlike many of the Company’s competitors, the Company has done relatively little business with underfunded CLECs (competitive local exchange carriers) and other less established companies in the industry. We believe that this has enabled the Company to avoid the large write-downs of accounts receivable and unbilled receivables or the large increases in reserves for doubtful accounts in 2001 that have affected a number of its competitors, including International FiberCom, Inc., Lexent Inc., MasTec, Inc. and Quanta Services, Inc. Because we have made a decision not to engage in the aggressive marketing tactic of having the Company accept equity positions in its customers in lieu of payment for services rendered, the Company has avoided incurring significant losses related to declines in the stock prices of some of these customers.

•	To continue to build a company that is diversified on many levels. Since joining the Company in 1996, management has built the capability to provide a broad range of services to the Company’s customers, including aerial and underground construction services, engineering and design services for both wireline and wireless market segments, coaxial splicing and sweep services, site development and fiber work. In addition, the Company provides this broad range of services in a variety of geographic areas in order to mitigate the impact on the Company’s overall operations of a downturn in any single area.

•	To reduce the Company’s debt. Since December 31, 2000, the Company has paid down its debt by approximately $16 million, from approximately $90 million to approximately $74 million, and has increased its cash position as of September 30, 2001 to approximately $4.3 million from approximately $474,000. In addition, the Company recently reduced its line of credit by $50 million of loan availability that it was not using because of the downturn in the telecommunications industry, from $120 million to $70 million and, in so doing, saved approximately $250,000 in annual fees.

•	To maintain a decentralized structure that emphasizes reliance on our operating units. The Company operates in different local markets that it has entered by acquiring established businesses and retaining the entrepreneurs who created relationships with customers in those markets. We believe, based on our five years of experience with the Company, that these entrepreneurs’ long-standing relationships with customers are valuable. Promoting a decentralized operational structure empowers the Company’s entrepreneurs and enhances the accountability of the operating units. At the same time, the Company has centralized certain administrative functions in order to ensure the collection of timely and accurate financial data, the implementation of consistent, company-wide policies and compliance with applicable regulatory requirements.

•	To reduce operating costs. Recent cost containment efforts undertaken by the Company in response to the downturn in the telecommunications industry include: reducing the Company’s employee head count by approximately 500, or approximately 27%; reducing year-to-date (September 30, 2001) subcontracting payments by approximately $29 million, or approximately 57%; reducing certain employee benefits; closing and consolidating regional offices; and selling surplus equipment. These cost reductions were intended to enable the Company to reach profitability more quickly as its revenues increase during a turnaround in the telecommunications industry than the Company would have if its costs had remained higher.

•	To explore strategic alternatives for enhancing stockholder value. On December 3, 2001, your Board engaged Allen & Company Incorporated, an investment banking firm, to assist it in evaluating any and all strategic alternatives that would enhance long-term stockholder value, including a possible sale or merger of the Company. James W. Quinn, a member of the current Board, is Vice President and a director of Allen & Company Incorporated.

•	To continue our ongoing efforts to sell Conceptronic, Inc. The Company has made numerous attempts to sell this subsidiary. These efforts are continuing and the Company currently is in negotiations with a potential buyer.

PIERCE AND OLSEN’S BUSINESS PLAN OFFERS NOTHING
NEW OTHER THAN NEW RISKS.

The business plan offered by Pierce and Olsen contains many elements that your current management presently is pursuing. It also includes certain elements with which we disagree and that we have attempted to avoid. For example, we believe that, by proposing that the Company diversify into sectors of the telecommunications industry where some of the Company’s competitors have experienced large write-offs and losses, Pierce and Olsen’s plan presents unacceptable business risks to the Company.

Pierce and Olsen have proposed, among other things:

•	To reduce the Company’s debt. This is nothing new. As discussed above, under our management, the Company has paid down its debt by approximately $16 million since December 31, 2000 and recently has reduced its available line of credit by $50 million.

•	To consolidate “back-office” operations. This is also nothing new. As noted above, the Company has centralized certain administrative functions. Because of the vital function of the Company’s local operating units and the entrepreneurs that manage them, we believe that further consolidating its operating units would compromise the Company’s ability to do business in local markets. We believe that the Pierce and Olsen proposal to centralize additional back-office functions would diminish the accountability of divisional presidents and also reflects a profound misunderstanding of the Company’s decentralized business model.

•	To expand into the “last mile” sector of broadband telecommunications deployment. The “last mile” sector is the segment of a telecommunications network that connects residential areas and commercial districts to a regional network. For the years ended December 31, 1999 and 2000, the Company derived approximately 70% and 73%, respectively, of its total revenue from business in the “last mile” sector, demonstrating a strong focus on the “last mile” sector. For the nine months ended September 30, 2001, this figure was approximately 80%. Pierce and Olsen are, once again, proposing to do something your management has already done.

•	To diversify the Company’s customer base. We traditionally have focused on large, stable companies. Although management has been gradually diversifying the Company’s customer base, we have consciously avoided doing business in sectors of the telecommunications industry where some of our competitors have experienced large write-offs and losses.

•	To expand into wireless tower and cell-site construction and develop new business with cable television multiple system operators. While the Company has expanded into wireless tower and cell-site construction, we have done so on a selective basis because of the volatile nature of the wireless sector and the number of wireless companies that have failed, such as Teligent, Inc. and Winstar Communications, Inc. The Company has chosen not to develop a residential installation business with cable television multiple system coordinators. We believe that low barriers to entry into this business have resulted in unacceptable risks associated with low-margin, high-volume work.

•	To sell or liquidate Conceptronic, Inc. Again, this is nothing new. Your management actively has been seeking to sell this subsidiary.

WE BELIEVE THAT THE COMPANY HAS NOT PERFORMED POORLY
RELATIVE TO ITS PEERS.

In their solicitation, Pierce and Olsen repeatedly assert that the Company has suffered “poor performance” and “poor operating results,” citing mostly performance during 2001. As indicated above, however, the Company’s operating results from 1996, the year in which your management assumed control of the Company, through 2000 demonstrated substantial increases in net income, EBITDA, EBITDA margins and cash flows from operations. Even looking only at 2001, Pierce and Olsen’s own solicitation demonstrates that your Company’s operating performance was not “poor” in comparison to that of the companies cited by Pierce and Olsen as “peers” of the Company (International FiberCom, Inc., MasTec, Inc. and Quanta Services, Inc.) in terms of net income, outperforming two of these three companies in this category during the nine months ended September 30, 2001:

•	International FiberCom, Inc. lost $143.6 million for the nine months ended September 30, 2001, compared to net income of $10.2 million for the same period in 2000. This represented a 1,507.8% decline in net income. This company’s recent quarterly report on Form 10-Q dated November 19, 2001 stated that “there is substantial doubt regarding the [c]ompany’s ability to continue as a going concern. The [c]ompany is pursuing other alternatives as well, including sale of all or part of the [c]ompany ...If [it] is unable to raise additional financing....[it] will have to curtail operations.”

•	MasTec, Inc. suffered a $74.1 million loss for the nine months ended September 30, 2001, an amount greater than its $57.9 million profit for the comparable period in 2000.

•	In comparison, the Company lost $5.3 million for the nine months ended September 30, 2001 as compared with net income of $9.0 million for the comparable period in 2000.

•	The third “peer” company, Quanta Services, Inc., according to its annual report on Form 10-K for the year 2000, operates to a significant extent in industries other than telecommunications, deriving in 2000 approximately 29% of its pro forma combined revenues from the electric power industry and approximately 13% of its pro forma combined revenues from ancillary services to commercial, industrial and governmental entities. Yet this company still experienced a 20.8% drop in net income for the nine months ended September 30, 2001 compared to the same period in 2000.

In terms of stock price, Pierce and Olsen’s own solicitation materials acknowledge that, between November 30, 2000 and November 29, 2001 (the last full trading day before Pierce and Olsen filed their solicitation materials), your Company’s stock price performed better than the stock prices of two (International FiberCom, Inc. and MasTec, Inc.) of the four “peer” companies. The other “peers” were Dycom Industries, Inc. and Quanta Services, Inc. The latter company, as mentioned above, is involved in industries other than telecommunications.

In their solicitation materials and in a letter to stockholders dated December 5, 2001, Pierce and Olsen make much of the fact that the Company, unlike its “peers,” has not experienced sales growth for the nine months ended September 30, 2001 as compared to the same period in 2000. We believe that focusing on revenue growth without considering profitability does not provide a complete picture of a company’s financial health and that net income, which measures profitability, is generally a more accurate measure of financial performance.

CHANGING MANAGEMENT AT THIS CRITICAL TIME IS A BAD IDEA.

Your Board believes that this is not the time to attempt to impose on the Company a new and untested management team that is unfamiliar to the Company’s lenders. Your management currently is in the midst of sensitive negotiations with the Company’s lenders to restructure the Company’s indebtedness. The lenders’ comfort level with management is extremely important to the success of these negotiations. We cannot predict how the lenders might react to Pierce and Olsen managing the Company.

Moreover, a change in control of the Company would be a default under the Company’s existing credit agreement, unless the lenders approved. If a default were to occur, the lenders could accelerate our outstanding loan balances, which could lead to the bankruptcy of the Company.

WOULD CONTROL BY PIERCE AND OLSEN AND THEIR NOMINEES
BE IN THE STOCKHOLDERS’ BEST INTEREST?

•	Neither Pierce nor Olsen has served as a director or executive officer of a public company.

•	Of the other nominees proposed by Pierce and Olsen for election to the Company’s Board of Directors, only one, James D. Gerson, has prior experience as a director or executive officer of a publicly-held company. Two of the companies of which Mr. Gerson currently is a director have suffered net losses in every year since 1998.

•	ALL of our directors beneficially own shares of our common stock and therefore have a vested interest in this Company, just as you do. In contrast, of their director nominees, only Pierce, Olsen and Dennis A. Nolin own shares of the Company’s common stock. Furthermore, all three of them have been selling their shares:

-- Pierce has sold 267,150 shares of common stock since March 21, 2001;

-- Olsen has sold 29,000 shares of common stock since March 7, 2000; and

-- Nolin has sold 193,400 shares of common stock since September 14, 1999.

•	Pierce and Olsen have engaged in discussions to acquire Fairway Communications Corp., a small telecommunications splicing company owned by Olsen, if they acquire control of the Company, even though that would be inconsistent with their stated intention of growing the Company internally rather than through acquisitions.

We believe that the history of stock sales by Pierce and Olsen raises substantial doubts about their long-term commitment to remain as stockholders of the Company. All of your current directors have an interest in the Company through beneficial ownership of stock and owe their fellow stockholders a fiduciary duty to act in the stockholders’ best interests. Because of the current directors’ stock ownership, any negative impact on stockholder value would adversely affect the directors’ interests, as well as yours.

WE DISAGREE WITH PIERCE AND OLSEN’S
ALLEGATIONS OF MANAGEMENT ENTRENCHMENT.

Your Board of Directors strongly disagrees with Pierce and Olsen’s allegations of management entrenchment. The Company has not taken the traditional steps that most public companies take to disable hostile takeovers and consent solicitations, such as implementing a staggered board of directors, prohibiting or requiring advance notice of stockholder action by written consent and prohibiting the removal of directors without cause, precisely because the Company values input from its stockholders. Your current Board of Directors has a fiduciary duty to act in your best interests and intends to do so.

•	Your Board has hired Allen & Company Incorporated, an investment banking firm of which one of the Company’s directors is an officer and director, to assist it in evaluating any and all strategic alternatives for enhancing long-term stockholder value, including a possible sale or merger of the Company. This is hardly the action of a group seeking to entrench itself.

•	Your Board of Directors adopted a stockholder rights plan, or “poison pill” (the “rights plan”), on November 7, 2001 for the purpose of protecting stockholder value at a time when the Company’s stock price was depressed. The material terms of the rights plan are summarized below.

•	Your Board instituted the rights plan to protect the Company from hostile acquisition attempts at any time when the Company’s stock price is undervalued. According to one survey, the premiums paid for companies with stockholder rights plans are on average 8% higher than for companies without them. (See Georgeson Shareholder, Mergers & Acquisitions: Poison Pills and Shareholder Value/1992-1996, available at http://www.georgesonshareholder.com/html/1701.asp, accessed December 3, 2001) (consent of the authors neither requested nor obtained). We believe that a rights plan can deter potential acquirors from using a depressed stock price to take over the Company without paying full value to its stockholders.

•	A stockholder rights plan has the effect of rendering a takeover of the Company by a potential acquiror, or a controlling stockholder or dissident group of stockholders, more difficult and also can make the removal of incumbent directors or management more difficult. Our rights plan does not impact in any way an attempt to vote directors out of office through a consent solicitation such as the one initiated by Pierce and Olsen. Stockholder rights plans such as ours also can make the accomplishment of certain transactions such as mergers more difficult when management does not support those transactions. This can impede a transaction or a change in management that would be beneficial to stockholders, but also can protect the Company from transactions or management changes that are not beneficial to stockholders or that would pose a financial risk to the Company.

The Rights Plan

The rights plan, which is effective until November 7, 2011 unless previously redeemed by the Board of Directors, entitles the registered holder of each share of the Company’s common stock issued and outstanding as of the close of business November 26, 2001 to purchase one one-hundredth of a share of the Company’s Participating Preferred Stock at a price of $20.00 per one-hundredth of a share of Preferred Stock, subject to anti-dilution adjustment in accordance with any adjustment to the common stock. The stockholder rights will be exercisable only upon the earliest to occur of (1) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of at least 20% of the outstanding shares of the Company’s common stock or (2) ten business days following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of at least 20% of the outstanding shares of common stock, at which time certificates representing the rights will be distributed to the holders of record of the common stock as of the date of such event. An Acquiring Person will forfeit any rights held under the rights plan, and the remaining stockholders will be entitled to receive, for each right, that number of shares of the Company’s common stock with an aggregate market price (in accordance with the terms of the rights plan) equal to twice the exercise price of the right. The Company’s Board of Directors may redeem the rights in whole, but not in part, at any time prior to the acquisition by an Acquiring Person of 20% of the common stock. The ten-day delay built into the rights plan allows the Company’s Board of Directors to redeem the rights in the event of a proposed acquisition or change in control that is beneficial to stockholders. In addition, if a person becomes an Acquiring Person and the Company is acquired in a merger or other business combination, each holder of a right, other than the Acquiring Person, will have the right to receive, upon exercise of the right, that number of shares of the series of capital stock with the most voting power of the acquiring company with an aggregate market price equal to twice the exercise price of the right.

To ensure that a copy of the rights plan is available for stockholders to consult, the Company has disclosed the adoption of the rights plan in a Form 8-K filed with the Commission on December 3, 2001 and has attached a copy of the rights plan as an exhibit to that filing. The Company has also sent a notice to all stockholders disclosing that the rights plan has been adopted and that the Company will provide a copy of the rights plan to stockholders upon request.

THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE SOLICITATION BEING UNDERTAKEN BY PIERCE AND OLSEN IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT THE SOLICITATION AND REVOKE ANY CONSENT THAT MAY HAVE BEEN GIVEN. YOUR BOARD OF DIRECTORS THEREFORE REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED BLUE REVOCATION OF CONSENT CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD.

THE CONSENT PROCEDURE

Pierce filed a signed, written consent with the registered agent of the Company in Delaware on November 29, 2001. Under Delaware law, the filing of this written consent with the Company established November 29, 2001 as the record date for determining the stockholders of the Company entitled to execute, withhold and revoke consents relating to the Pierce and Olsen solicitation (the “Record Date”).

Under Delaware law, unrevoked consents from the holders of record of a majority of the outstanding shares of our common stock on the Record Date are necessary for the Company’s stockholders to act by written consent to (i) remove, without cause, all of the current directors of the Company, (ii) replace them with the directors nominated by Pierce and Olsen and (iii) repeal any amendments to the Company’s Bylaws adopted by the current Board of Directors on or after October 1, 2001. As of the Record Date, there were 14,519,944 shares of common stock outstanding, each entitled to one vote per share.

Under Section 228 of the Delaware General Corporation Law, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of common stock of the Company are delivered to the Company within 60 days of the earliest-dated consent. Because Pierce delivered a written consent to the Company on November 29, 2001, consents must be submitted to the Company on or before January 28, 2002 in order to be effective.

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Revocation of Consent Card. A consent may also be revoked by delivery of a written revocation of consent to Pierce and Olsen. Stockholders are urged, however, to deliver all revocations of consents to Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022 (Facsimile No. 212-754-8300). The Company requests that if a revocation is instead delivered to Pierce and Olsen, a copy of the revocation also be delivered to the Company, c/o Morrow & Co., Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations. Any revocation of consent may itself be revoked at any time on or before January 28, 2002 by signing, dating and returning to Pierce and Olsen a subsequently dated gold consent card that they sent to you, or by delivery of a written revocation of such revocation of consent to the Company or to Pierce and Olsen.

The Company will retain an independent inspector of elections in connection with Pierce and Olsen’s solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to Form 8-K.

Only stockholders as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Pierce and Olsen solicitation. Persons beneficially owning shares of our common stock (but not holders of record), such as persons whose ownership of common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Revocation of Consent Card on their behalf or to have such brokers, banks or financial institutions execute such a revocation card.

If you have any questions concerning this Revocation of Consent Statement or need assistance in executing the enclosed BLUE revocation card, please contact Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022 (Telephone No. 1-800-662-5200).

Carefully review this Revocation of Consent Statement. YOUR RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, reject the solicitation efforts of Pierce and Olsen by promptly completing, signing, dating and mailing the enclosed BLUE Revocation of Consent Card. Please be aware that if you sign a gold card but do not check any of the boxes on the card, you will be deemed to have consented to the proposals of Pierce and Olsen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with regard to the beneficial ownership of our common stock as of November 30, 2001 by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of common stock, (ii) each director, (iii) the Company’s Chief Executive Officer; Executive Vice President and Secretary; and Vice President, Chief Financial Officer and Treasurer and (iv) the directors and all executive officers as a group.

	Number of Shares of	Percent of
Name and Address	Common Stock	Common
of Beneficial Owner[1]	Beneficially Owned	Stock[2]

Rainer H. Bosselmann
Chairman of the Board, Chief Executive Officer and President of the Company	864,970[3]	5.9%

DeSoto S. Jordan, Jr.
Chairman, Afton Holdings, LLC (private equity firm)	15,000[4]	*

Daniel A. Levinson
Founder and managing partner, Colt Capital Group (niche sponsor of private equity transactions)	130,000[5]	*

Richard S. Perkins, Jr.
Money manager, Winslow, Evans & Crocker, Inc. (brokerage and financial services company)	66,000[6]	*

Garry A. Prime
President, Sontek Industries, Inc. (marketer of medical devices) and President, Evercel, Inc. (battery technology company)	93,666[7]	*

James W. Quinn
Vice President and Director, Allen & Company (investment banking firm)	16,000[8]	*

Peter L. Winslow
President and Chairman, Fin-Net (financial networking company); Chairman and Executive Vice President, Winslow, Evans & Crocker, Inc. (brokerage and financial services company)	55,967[9]	*

H. Haywood Miller III
Executive Vice President and Secretary of the Company	273,404[10]	1.9%

Arthur F. Trudel
Vice President, Chief Financial Officer and Treasurer of the Company	170,500[11]	1.2%

	Number of Shares of		Percent of
Name and Address	Common Stock		Common
of Beneficial Owner[1]	Beneficially Owned		Stock[2]

Ronald D. Pierce	1,232,850		8.5%

All Directors and Executive Officers as
a group (nine persons)	1,685,507	(3)(4)(5)(6)(7)(8)(9)(10)(11)	11.1%

*	Less than one percent (1%).
1	The business address for Messrs. Bosselmann, Jordan, Levinson, Perkins, Prime, Quinn, Winslow, Miller and Trudel is c/o Arguss Communications, Inc., One Church Street, Suite 302, Rockville, Maryland 20850.
2	Pursuant to the rules of the Commission, shares of common stock which an individual or group has a right to acquire within sixty days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
3	Includes options to purchase 120,000 shares of common stock held by Mr. Bosselmann which are presently exercisable.
4	Represents options to purchase 15,000 shares of common stock which are presently exercisable.
5	Includes options to purchase 10,000 shares of common stock held by Mr. Levinson which are presently exercisable.
6	Includes options to purchase 15,000 shares of common stock held by Mr. Perkins which are presently exercisable and 37,000 shares of common stock held of record by Mr. Perkins’ wife, in which Mr. Perkins disclaims any beneficial interest.
7	Includes options to purchase 25,000 shares of common stock held by Mr. Prime which are presently exercisable.
8	Includes options to purchase 15,000 shares of common stock held by Mr. Quinn which are presently exercisable.
9	Includes options to purchase 15,000 shares of common stock held by Mr. Winslow which are presently exercisable and 1,502 shares of common stock held of record by Mr. Winslow’s spouse, in which Mr. Winslow disclaims any beneficial interest.
10	Includes options to purchase 220,000 shares of common stock held by Mr. Miller which are presently exercisable and 70 shares owned by Mr. Miller’s minor children.
11	Includes options to purchase 170,000 shares of common stock held by Mr. Trudel which are presently exercisable.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Committee’s current solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $400,000, of which approximately $246,500 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telecommunication.

The Company has retained Morrow & Co., Inc., as proxy solicitors, at an estimated fee of $75,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of common stock. Morrow & Co., Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of revocations by Morrow & Co., Inc. on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable regulations of the Commission, each of the directors of the Company is deemed a “participant” in the Company’s solicitation of revocations of consent. The following information about each director is provided under “Security Ownership of Certain Beneficial Owners and Management”: name, business address, principal occupation and the name and principal business of the organization in which the director’s employment is carried on.

Transactions in Our Common Stock During the Past Two Years

The following is a list of all purchases and sales of common stock made during the last two years by participants in the Company’s solicitation of revocations of consent:

				Purchase/
Name	Transaction Date	Number of Shares		Sale	Per Share Price

Rainer H. Bosselmann	05/04/2000	20,000		Purchase	$3.000
	05/30/2000	300		Sale	$17.000
	06/01/2000	9,500		Sale	$16.750
	08/11/2000	10,000		Sale	$17.000
	12/18/2000	100		Purchase	$11.625
	05/01/2001	93,000	[1]	Purchase	$3.000
Daniel A. Levinson	10/31/2000	50,0002	[2]	Purchase	$3.000
James W. Quinn	12/22/2000	1,000		Purchase	$9.875
Peter L. Winslow	08/21/2000	3,000		Sale	$18.000

1	Acquired upon the exercise of options. On May 1, 2001, Mr. Bosselmann obtained an interest-free loan from the Company in the amount of $279,000 to exercise options that were about to expire to purchase 93,000 shares of common stock.

2	Acquired upon the exercise of warrants.

Other Contracts, Arrangements, and Understandings with Participants

On November 7, 2001, the Company entered into written employment agreements with each of: (i) Rainer H. Bosselmann, the Chairman, President and Chief Executive Officer of the Company, (ii) H. Haywood Miller III, Executive Vice President and Secretary of the Company, and (iii) Arthur F. Trudel, Vice President, Chief Financial Officer and Treasurer of the Company. Messrs. Bosselmann, Trudel and Miller did not have employment agreements with the Company prior to November 7, 2001. The employment agreements provide for an initial term of one year, beginning on November 1, 2001 and ending on November 1, 2002 and will be renewed automatically for additional one-year terms upon expiration of the initial term, unless either party to an employment agreement provides written notice to the other party of that party’s intention not to renew the employment agreement at least 90 days prior to the expiration of the then-current term. Under these agreements, Mr. Bosselmann will be paid an annual salary of $180,000 and each of Messrs. Miller and Trudel will receive annual salaries of $150,000, which are the same salaries they were being paid immediately prior to the execution of these agreements. Bonuses are payable in the reasonable discretion of the Board of Directors subject to the satisfaction of reasonable performance criteria. In the event of a change in control of the Company, the agreements also provide for the payment to each of Messrs. Bosselmann, Miller and Trudel of amounts equal to two times their respective annual salaries at the time the change in control occurs. Under the terms of the employment agreements, a change in control would occur if Pierce and Olsen’s consent solicitation were successful. Your Board of Directors believes that the provision for payment of two years’ salary is less than average for senior executives in the telecommunications infrastructure services industry.

On May 1, 2001, Mr. Bosselmann received an interest-free loan from the Company in the amount of $279,000 to be used for the exercise of options that were about to expire to purchase 93,000 shares of common stock. The entire principal amount of this loan is currently outstanding.

Except as otherwise set forth in this Revocation of Consent Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s common stock, and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of Common Stock by Associates of Participants

Except as otherwise set forth in this Revocation of Consent Statement, to the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who beneficially own any common stock.

LEGAL PROCEEDINGS

On December 6, 2001, the Company filed suit against Pierce and Olsen in the United States District Court for the District of Maryland. The Company’s complaint alleges that Pierce and Olsen violated Section 13(d) of the Exchange Act by, among other things, failing to disclose as required their plan and proposal to seize control of the Company. The Complaint also alleges that Pierce and Olsen violated Section 14(a) of the Exchange Act by making numerous false and misleading representations in their preliminary consent statement filed with the Commission on November 30, 2001 and by failing to include other facts they were required to include. The complaint seeks, among other relief, that Pierce and Olsen be required to file a complete and truthful amendment to their Schedule 13D statement in accordance with Section 13(d), be required to file an accurate and complete consent statement consistent with Section 14(a), and be enjoined from future violations of Sections 13(d) and 14(a).

On December 7, 2001, the Company filed a motion seeking expedited discovery with respect to its claims against Pierce and Olsen, which Pierce and Olsen opposed. After a hearing held on December 12, 2001, the Court entered an order on December 13, 2001, granting the Company’s motion for expedited discovery. The action is currently pending.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement relating to the Company’s 2002 Annual Meeting, any proposal by a holder of record of the Company’s common stock must be received by the Company at its principal offices in Rockville, Maryland on or before January 3, 2002. A proponent of such a proposal must comply with the proxy rules under the Exchange Act.

We appreciate your support and encouragement.

On Behalf of the Board of Directors,

Rainer H. Bosselmann Chairman, President and Chief Executive Officer

IMPORTANT

The Board of Directors urges you NOT to return any GOLD consent card solicited from you. If you have previously returned any such consent card you have every right to change your vote. Simply sign, date and mail the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call Morrow & Co., Inc., our soliciting agent, toll free at 1-800-662-5200. Morrow & Co., Inc.’s address is 445 Park Avenue, 5th Floor, New York, NY 10022.

PRELIMINARY REVISED COPY

REVOCATION OF CONSENT
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
ARGUSS COMMUNICATIONS, INC.

The undersigned, a holder of shares of common stock, par value $.01 per share, of Arguss Communications, Inc. (the “Company” or “Arguss”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on November 29, 2001, hereby acts as follows concerning the proposals of Ronald D. Pierce and Kenneth R. Olsen set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as /X/ indicated in this example.

PROPOSALS OF RONALD D. PIERCE AND KENNETH R. OLSEN

PROPOSAL 1:	Remove the current directors of Arguss (Rainer H. Bosselmann, DeSoto S. Jordan, Jr., Daniel A. Levinson, Richard S. Perkins, Jr., Garry A. Prime, James W. Quinn and Peter Winslow) and any other person elected or appointed to the Arguss Board of Directors prior to the effective date of this proposal other than the directors elected by this consent.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Elect Ronald D. Pierce, Kenneth R. Olsen, James D. Gerson, Stephen G. Moore, Dennis Nolin, Michael Sparkman and George Tamasi to serve as the directors of Arguss until their respective successors are duly elected and qualified or their earlier resignation or removal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Repeal any amendment(s) to the Arguss by-laws adopted by the current Arguss Board of Directors between October 1, 2001 and the effective date of this proposal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

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IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: _____________________, 200__

Print Name: ________________________________________

Signature (Title, if any): _______________________________

Signature (if held jointly): ______________________________

Title or Authority: ___________________________________

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

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